Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Revenues of $2.9 Million and Net

Income of $7.5 Million for Fourth Quarter of Fiscal 2014 Primarily Due to

Accounting Treatment of Ruthigen IPO Transaction

•	Oculus’ subsidiary, Ruthigen, completes IPO, raising net proceeds of approximately $15.5 million
•	Oculus owns two million shares of Ruthigen (NASDAQ:RTGN) and net worth increased $8.0 million to $12.1 million primarily as a result of the Ruthigen transaction
•	More Pharma, Oculus’ sales partner in Mexico, launches Microcyn-based products in Mexican oral/dental markets

Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif.--(June 12, 2014)--Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial results for the fourth quarter of fiscal year 2014, ended March 31, 2014. Net income increased $9.9 million to $7.5 million, mostly due to the accounting treatment of Oculus’ investment in Ruthigen. Total revenues were $2.9 million for the fourth quarter, down $421,000, as compared to $3.3 million for the same period in the prior year. Product revenue, including product licensing fees received, was down $509,000, or 16%, with decreases in United States, Mexico and China, which was partially offset by revenue growth in Europe, Middle East, India and Singapore.

As a result of the Ruthigen IPO and its deconsolidation with Oculus, during the three months ended March 31, 2014, the company recorded a gain in the amount of $11.1 million. For financial reporting purposes, the aggregate fair value of Oculus’ remaining 43% investment as of March 31, 2014, was $10.2 million. Such valuation may change over time as the market value of Ruthigen stock changes.

"Now that the IPO is behind us, our entire team is focused on the expansion of our own commercial efforts to increase our revenue growth in multiple therapeutic areas including dermatology, acute care, oral and animal healthcare,” said Jim Schutz, Oculus CEO.  "We are maximally focused on reversing the trend of declining revenue and have a solid plan in place to return to healthy revenue growth."

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Results for the Three Months Ended March 31, 2014

Product revenue in the United States for the three months ended March 31, 2014, was down 37% from the same period last year due to lower sales of animal healthcare and dermatology products, partially offset by increases in sales of wound care products. The company recorded revenue of $416,000 and $658,000 from Oculus’ partner Innovacyn for the three months ended March 31, 2014 and 2013, respectively. The impact of the severe winter weather, stronger competition and lower prices reduced the sales of animal healthcare products, compared to the same period last year. In May 2014, Innovacyn notified Oculus that over the next twelve months Innovacyn intends to transition to a new supplier of product currently supplied by Oculus. Innovacyn and Oculus are discussing a transition agreement that could potentially offset the Innovacyn-generated revenue from being eliminated. Oculus is also seeking new distribution channels and exploring the potential of a new animal healthcare partner with greater market presence to replace the revenue.

Revenue in Mexico for the three months ended March 31, 2014, decreased $44,000, or 3%, when compared to the same period in the prior year as a result of the lower sales of the hydrogel product due to issues at one of More Pharma’s major distributors. During the three months ended March 31, 2014 and 2013, $370,000 was recognized related to the amortization of upfront license fees received from More Pharma in August 2013.

Revenue in Europe and “Rest of World” for the three months ended March 31, 2014, increased $5,000, as compared to the same period in the prior year, due to increases in sales in Europe, Middle East, India and Singapore, mostly offset by a decrease in China of $225,000, which was related to a large one-time and non-recurring revenue transaction that occurred in the same period last year.

Oculus reported gross profit related to the company’s products of $1.4 million, or 52% of product revenues, during the three months ended March 31, 2014, compared to a gross profit of $2.2 million, or 69% of product revenues, for the same period in the prior year. Licensing revenues in the amounts of $370,000 and $575,000 are included in the calculation of product revenues and gross profit for the quarters ended March 31, 2014 and 2013, respectively. Gross margins were down in the United States due to lower U.S. sales, partially offset by higher gross margins in Europe.

Total operating expenses decreased by $79,000, or 2%, to $3.5 million for the three months ended March 31, 2014, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the fourth quarter of fiscal 2014 were $3.2 million, down $194,000 when compared to $3.4 million for the same period in the prior year. The decrease in operating expenses minus non-cash expenses was due to lower U.S. operating expenses incurred by Oculus, partially offset by higher expenses related to the company’s subsidiary, Ruthigen, of $57,000 to $580,000.

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Research and development expenses were $722,000 for the three months ended March 31, 2014, up $53,000 from the same period last year, due to higher preclinical expenses of $266,000 incurred by Ruthigen. Selling, general and administrative expense of $2.8 million for the three months ended March 31, 2014, decreased $132,000, or 5%, largely related to the increase in Ruthigen expenses of $112,000.

Loss from operations minus non-cash expenses of $1.7 million for the three months ended March 31, 2014, increased by $591,000, as compared to the same period in the prior year, mostly due to $580,000 of expenses related to Ruthigen, compared to $457,000 for the same period in the prior year.

Net income for the three months ended March 31, 2014, was $7.5 million, an increase of $9.9 million, as compared to the net loss of $2.4 million for the same period in the prior year. The increase in net income over the prior year is due to the accounting treatment for our investment in Ruthigen. Stock-based compensation charges were $337,000 and $204,000 for the quarters ended March 31, 2014, and 2013, respectively.

As of March 31, 2014, Oculus had unrestricted cash and cash equivalents of $5.5 million, compared with $7.9 million as of March 31, 2013.

Results for Twelve Months Ending March 31, 2014

Total revenues were $13.7 million for the twelve months ended March 31, 2014, as compared to $15.5 million for the same period in the prior year. Product revenues, including product licensing fees received, for the twelve months ended March 31, 2014 of $12.7 million, decreased $1.9 million, or 13%, as compared to $14.6 million for the same period in the prior year, with decreases in sales in the United States, Mexico and China, partially offset by increases in Europe, Middle East, India and Singapore.

Oculus reported gross profit related to sales of Microcyn®-based products of $8.2 million, or 65% of product revenues, including product licensing fees received, for the twelve months ended March 31, 2014, as compared to a gross profit of $10.6 million, or 73% of product revenues and product licensing fees received, for the same period in the prior year. Total operating expenses minus non-cash expenses increased $497,000, for the twelve months ended March 31, 2014 as compared to the same period in the prior year, primarily due to Ruthigen-related expenses of $2.7 million, partially offset by lower expenses of $1 million incurred in Mexico. Operating loss minus non-cash expenses (EBITDAS) for the twelve months ended March 31, 2014, was $4.3 million, which included $2.7 million of Ruthigen expenses.

Conference Call

Oculus management will hold a conference call today to discuss fourth quarter fiscal 2014 results and to answer questions, beginning at 4:30 p.m. ET. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

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A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 46958307. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Science is a global healthcare company that designs, manufactures and markets prescription and non-prescription products in 33 countries. The company's products are used to treat patients in surgical/advanced wound management, dermatology, women’s health and animal health markets; addressing the unmet medical needs of these markets, while raising the standard of patient care and lowering overall healthcare costs.  The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. More information can be found at www.oculusis.com

Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “intends,” “expansion,” “increase,” “reversing,” “plans,” and “return,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended March 31, 2014. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2014 (unaudited)	2013
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$5,480	$7,900
Accounts receivable, net	1,790	1,707
Due from affiliate	537	–
Inventories, net	1,088	992
Prepaid expenses and other current assets	647	935
Total current assets	9,542	11,534
Property and equipment, net	971	800
Deferred offering costs	–	44
Long-term investment, at cost	10,150	–
Other assets	128	187
Total assets	$20,791	$12,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$735	$808
Accrued expenses and other current liabilities	889	703
Current portion of cash settlement liability	–	37
Deferred revenue	2,629	2,320
Current portion of long-term debt, net of debt discount of $0 and $521 at March 31, 2014 and March 31, 2013, respectively	143	1,259
Derivative liabilities	3,176	–
Total current liabilities	7,572	5,127
Deferred revenue, less current portion	1,152	2,619
Long-term debt, net of debt discount of $0 and $248 at March 31, 2014 and March 31, 2013, respectively, less current portion	4	676
Cash settlement liability, less current portion	–	62
Total liabilities	8,728	8,484
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2014 and 2013, respectively
Common stock, $0.0001 par value; 14,285,715 shares authorized, 8,160,145 and 6,583,150 shares issued and outstanding at March 31, 2014 and 2013, respectively	1	1
Additional paid-in capital	149,141	144,816
Accumulated other comprehensive loss	(3,069)	(2,991)
Accumulated deficit	(134,010)	(137,745)
Total stockholders’ equity	12,063	4,081
Total liabilities and stockholders’ equity	$20,791	$12,565

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended March 31,		Year Ended March 31,
	2014 (unaudited)	2013 (unaudited)	2014 (unaudited)	2013
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues
Product	$2,267	$2,571	$10,894	$12,897
Product licensing fees	370	575	1,829	1,686
Service	277	189	945	869
Total revenues	2,914	3,335	13,668	15,452
Cost of revenues
Product	1,263	990	4,510	3,976
Service	268	157	761	733
Total cost of revenues	1,531	1,147	5,271	4,709
Gross profit	1,383	2,188	8,397	10,743
Operating expenses
Research and development	722	669	2,887	2,223
Selling, general and administrative	2,769	2,901	11,561	11,894
Total operating expenses	3,491	3,570	14,448	14,117
Loss from operations	(2,108)	(1,382)	(6,051)	(3,374)
Interest expense	(2)	(264)	(1,058)	(1,107)
Interest income	–	4	1	7
Gain due to change in fair value of common stock	–	(735)	1,357	(1,599)
Gain on deconsolidation of Ruthigen	11,133	–	11,133	–
Loss due to change in fair value of derivative liabilities	(1,566)	–	(1,566)	767
Other expense, net	–	(68)	(81)	(125)
Net income (loss)	$7,457	$(2,445)	$3,735	$(5,431)
Preferred stock deemed dividend	–	–	–	(1,062)
Net income (loss) available to common shareholders	$7,457	$(2,445)	$3,735	$(6,493)
Net income (loss) per common share
Basic	$1.00	$(0.44)	$0.54	$(1.30)
Diluted	$0.99	$(0.44)	$0.54	$(1.30)
Weighted-average number of shares used in per common share calculations:
Basic	7,469	5,604	6,882	4,977
Diluted	7,508	5,604	6,898	4,977
Other comprehensive loss
Net income (loss)	$7,457	$(2,445)	$3,735	$(5,431)
Foreign currency translation adjustments	–	79	(78)	62
Comprehensive income loss	$7,457	$(2,366)	$3,657	$(5,369)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2014	2013	2014	2013
(1) Loss from operations minus non-cash expenses (EBITDAS):

GAAP loss from operations as reported	$(2,108)	$(1,382)	$(6,051)	$(3,374)
Non-cash adjustments:
Stock-based compensation	337	204	1,451	1,601
Depreciation and amortization	73	71	284	268
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(1,698)	$(1,107)	$(4,316)	$(1,505)

(2) Net income (loss) minus non-cash expenses:

GAAP net income (loss) as reported	$7,457	$(2,445)	$3,735	$(5,431)
Non-cash adjustments:
Stock-based compensation	337	204	1,451	1,601
Depreciation and amortization	73	71	284	268
Loss (gain) due to change in fair value of common stock	–	734	(1,357)	1,599
Loss (gain) due to change in fair value of derivative instruments	1,566	–	1,566	(767)
Gain on deconsolidation of Ruthigen	(11,133)	–	(11,133)	–
Non-cash interest expense	–	163	863	624
Non-GAAP net loss minus non-cash expenses	$(1,700)	$(1,273)	$(4,591)	$(2,106)

(3) Operating expenses minus non-cash expenses:

GAAP operating expenses as reported	$3,491	$3,570	$14,448	$14,117
Non-cash adjustments:
Stock-based compensation	(295)	(175)	(1,325)	(1,469)
Depreciation and amortization	(23)	(28)	(105)	(127)
Non-GAAP operating expenses minus non-cash expenses	$3,173	$3,367	$13,018	$12,521

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net income (loss) minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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